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                      March 14, 2022

       Allan Shaw
       Chief Financial Officer
       Portage Biotech Inc.
       6 Adelaide Street East, Suite 300
       Toronto, Ontario, Canada M5C1H6

                                                        Re: Portage Biotech
Inc.
                                                            Form 20-F for the
Fiscal Year ended March 31, 2021
                                                            Filed July 29, 2021
                                                            Filed March 4, 2022
                                                            File No. 001-40086

       Dear Mr. Shaw:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation